Exhibit 10.28

Lease Agreement

Party A: Shanghai Ailiu Real Estate Co., Ltd.

Party B: Shanghai Chuqiang Medical Equipment Co., Ltd. (Yu Baiming)

In order to jointly develop the market, the following agreement has been reached through friendly consultation between the two parties.

I. According to Party B’s request, Party A agrees to lease Room 3163, Building 5, No. 3688, Tingwei Highway, Zaojing Town, Jinshan District, Shanghai to Party B for a fee of 10 m2, with a monthly lease fee of RMB 200 and an annual total of RMB 2,400.

II. The term of the lease is from February 27, 2018 to February 26, 2028.

III. The lease of houses is paid in advance, and the first year is free of charge, after which the rent is paid in two annual installments, i.e., once in May and once in November each year.

IV. During the lease period, the cost of water and electricity will be borne by Party B.

V. During the operation of Party B, Party B must comply with the laws and regulations of the country and eliminate counterfeit and shoddy goods. Party A will not bear any debts and liabilities incurred in the course of Party B’s operation.

VI. If either party wants to cancel the agreement, they must notify the other party one month in advance, and the agreement can be cancelled earlier only after consultation, and this agreement shall come into effect from the receipt of rent.

VII. Matters not mentioned herein shall be settled by both parties through negotiation.

Party A: Shanghai Ailiu Real Estate Co., Ltd.(seal)	Party B: Yu Baiming

February 27, 2018

Seal for Material Certificate

2022-02-21

Archives Office of Jinshan District Market Supervisory Authority (seal)